Trinity Bui
                              420 East 55th street
                               New York, NY 10022


                                                                 August 17, 2004

SurfNet Media Group, Inc.
2801 South Fair Lane
Tempe, Arizona 85282-3162

                                           Re:  AMENDMENT #1 TO AGREEMENT DATED
                                                AS OF JULY 30, 2004

Gentlemen:

         This will confirm that THIS INSTRUMENT constitutes AMENDMENT # 1 to that certain Agreement dated as of July 30, 2004 (the "AGREEMENT") between TRINITY BUI, an individual residing at 420 East 55th Street, New York, NY 10022 (the "INVESTOR"), and SURFNET MEDIA GROUP, INC., A Delaware corporation with offices located at 2801 South Fair Lane, Tempe, Arizona 85282-3162 (the "COMPANY"). Investor and the Company are hereinafter referred to collectively as the "PARTIES."

         The Parties hereby agree to amend the Agreement as follows (each of the capitalized terms which is used in this letter shall have the same meaning which is set forth in the Agreement):

         1. Section 1(b) is stricken in its entirety and, a new Section 1(b) is inserted in lieu thereof, as follows:

         1.(b) "The Investor shall acquire from the Company Notes in the aggregate principal amount of $125,000 and Warrants for an aggregate of 183,824 Warrant Shares on each of August 17, 2004, October 1, 2004, November 1, 2004, December 1, 2004, January 1, 2005, February 1, 2005 and March 1, 2005 (the date hereof, as well as each such date, a "CLOSING DATE"), as follows : (i) On August 17, 2004, a Note in the principal amount of $35,000 and a Warrant for an aggregate of 51,470 Warrant Shares in exchange for $35,000; (ii) on October 1, 2004, a Note in the principal amount of $15,000 and a Warrant for an aggregate of 22,059 Warrant Shares in exchange for $15,000; (iii) on November 1, 2004, a Note in the principal amount of $15,000 and a Warrant for an aggregate of 22,059 Warrant Shares in exchange for $15,000; (iv) on December 1, 2004, a Note in the principal amount of $15,000 and a Warrant for an aggregate of 22,059 Warrant Shares in exchange for $15,000; (v) on January 1, 2005, a Note in the principal amount of $15,000 and a Warrant for an aggregate of 22,059 Warrant Shares in exchange for $15,000; (vi) on February 1, 2005, a Note in the principal amount of $15,000 and a Warrant for an aggregate of 22,059 Warrant Shares in exchange for $15,000; and (vii) on March 1, 2005, a Note in the principal amount of $15,000 and a Warrant for an aggregate of 22,059 Warrant Shares in exchange for $15,000."







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         2. Except as specifically amended herein, the Agreement remains in full force and effect.


         IN WITNESS WHEREOF, this amendment to the Agreement has been duly executed by each of the parties hereto as of the day and year above written.


                                                  /s/ Trinity Bui
                                                  -----------------------------
                                                    Trinity Bui




                                                  SURFNET MEDIA GROUP, INC.


                                                    By:    /s/ Robert Arkin
                                                           ---------------------
                                                           Robert Arkin
                                                           Chairman














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